Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND REPORTS FOURTH QUARTER 2009 RESULTS

Adjusted EBITDA Increased by 22.8% Over Prior Year;

Cash Increased 25.6% Sequentially

ATLANTA (March 3, 2010) — Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), a managed services provider that delivers integrated packages of communications and IT services to small businesses, today announced its results for the fourth quarter ended December 31, 2009.

Recent financial and operating highlights include the following:

•	Fourth quarter revenue of $107.7 million, up 14.8% over the fourth quarter of 2008;

•

Total adjusted EBITDA of $19.0 million in the fourth quarter of 2009 compared with $15.5 million in the fourth quarter of 2008 and $15.3 million in the third quarter of 2009 (see page 9 for reconciliation to net income);

•	Net income of $0.9 million in the fourth quarter of 2009 compared with net income of $0.5 million in the fourth quarter of 2008;

•	Total customers of 50,203 in Cbeyond’s 13 operating markets, reflecting net customer additions of 1,623 in the fourth quarter of 2009, an increase of 18.2% year-over-year;

•	Average monthly revenue per customer location (ARPU) of $727 during the fourth quarter of 2009, compared with $744 in the third quarter of 2009 and $754 in the fourth quarter of 2008;

•	Monthly customer churn of 1.5% in the fourth quarter of 2009 as compared to 1.4% in the third quarter of 2009, and;

•	Cash and cash equivalents balance of $39.3 million at December 31, 2009, an increase of $8.0 million over the balance of $31.3 million at September 30, 2009.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and twelve months ended December 31, 2008 and 2009, include the following:

	For the Three Months Ended December 31,
	2008	2009	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$93,872	$107,719	$13,847	14.8%
Operating expenses	93,017	107,393	14,376	15.5%
Operating income (loss)	855	326	(529)	(61.9%)
Net income (loss)	533	925	392	73.5%
Capital expenditures	$22,357	$14,538	$(7,819)	(35.0%)

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	42,463	50,203	7,740	18.2%
Net customer additions	1,894	1,623	(271)	(14.3%)
Average monthly churn rate	1.4%	1.5%	0.1%	7.1%
Average monthly revenue per customer location	$754	$727	$(27)	(3.6%)
Adjusted EBITDA (in thousands)	$15,508	$19,049	$3,541	22.8%

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	For the Twelve Months Ended December 31,
	2008	2009	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$349,700	$413,771	$64,071	18.3%
Operating expenses	343,532	417,950	74,418	21.7%
Operating income (loss)	6,168	(4,179)	(10,347)	(167.8%)
Net income (loss)	3,696	(2,220)	(5,916)	(160.1%)
Capital expenditures	$69,940	$62,126	$(7,814)	(11.2%)

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	42,463	50,203	7,740	18.2%
Net customer additions	7,422	7,740	318	4.3%
Average monthly churn rate	1.3%	1.5%	0.2%	15.4%
Average monthly revenue per customer location	$752	$744	$(8)	(1.1%)
Adjusted EBITDA (in thousands)	$60,560	$63,126	$2,566	4.2%

Management Comments

“We are pleased to report the attainment of Cbeyond’s goal for adjusted EBITDA in the fourth quarter,” said Jim Geiger, chief executive officer of Cbeyond. “The result of $19.0 million in quarterly adjusted EBITDA during the fourth quarter of 2009 represents an increase of approximately 25% over the third quarter of 2009 and 23% over the fourth quarter of 2008. We believe this marks an inflection point in our business that points to higher levels of adjusted EBITDA in 2010 than we have reported historically. This is largely a result of the success of our individual market performance, which came despite the recent decreases in ARPU. In the fourth quarter of 2009, 12 of our 13 markets showed improved adjusted EBITDA.”

Cbeyond also posted “free cash flow”, a non-GAAP measurement that Cbeyond defines as adjusted EBITDA less capital expenditures, of $4.5 million in the fourth quarter. Regarding this development, Geiger added, “We believe this further demonstrates the operating leverage and capital efficiency of our business model. Looking back on 2009, we are not only pleased with our milestones in adjusted EBITDA and free cash flow, but we are also encouraged by our 18% growth in revenue during a very difficult year for small business and feel confident about the future success of our company. In order to better position Cbeyond for continued growth in 2010, we are introducing a redesign of our packaged offerings to allow our customers greater flexibility to customize our services and applications to meet their needs.”

“In addition, today we are announcing that our 14th market will be Boston, where we expect to launch service in the summer of 2010,” added Geiger. “With its many technically savvy small businesses, Boston should be an excellent market for Cbeyond’s valuable packages of integrated communications and IT services.”

Fourth Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $107.7 million for the fourth quarter of 2009, an increase of 14.8% from the fourth quarter of 2008.

ARPU, or average monthly revenue per customer location, was $727 in the fourth quarter of 2009, compared to $754 in the fourth quarter of 2008 and $744 in the third quarter of 2009. The decline in ARPU from the third quarter of 2009 was primarily due to increases in credits and promotional incentives issued to new and existing customers, contract renewals at lower base prices, decreases in revenue from sales of mobile handsets and decreased levels of voice usage that normally contribute to overage charges above the Company’s base packages. Cbeyond believes that most of these factors are related to the effects of the economic environment on customers and increased competitive pressures, as well as seasonality resulting from fewer business days in the fourth quarter.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 66.8% in the fourth quarter of 2009 as compared with 66.0% in the third quarter of 2009 and 67.6% in the fourth quarter of 2008.

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

Operating Income (Loss), Adjusted EBITDA, Income Taxes and Net Income (Loss)

Cbeyond reported operating income of $0.3 million in the fourth quarter of 2009 compared with operating income of $0.9 million in the fourth quarter of 2008. Total adjusted EBITDA for the fourth quarter of 2009 was $19.0 million, as compared to total adjusted EBITDA of $15.5 million in the fourth quarter of 2008. Total adjusted EBITDA for the fourth quarter of 2009 included adjusted EBITDA losses from early stage markets of ($3.1) million; in comparison, early stage markets contributed ($4.9) million of adjusted EBITDA losses for the fourth quarter of 2008. Total adjusted EBITDA would have been significantly higher without the impact of negative results from these early stage markets, which were entered to drive longer term growth in the business (see Selected Quarterly Financial Data and Operating Metrics, pages 7-8). Cbeyond reported net income of $0.9 million for the fourth quarter of 2009 as compared to net income of $0.5 million for the fourth quarter of 2008.

Cash and Cash Equivalents

Cash and cash equivalents amounted to $39.3 million at the end of the fourth quarter of 2009, as compared to $31.3 million at the end of the third quarter of 2009. The cash and cash equivalents balance rose due to the increase in adjusted EBITDA together with a moderate level of growth in capital expenditures in the fourth quarter of 2009.

Capital Expenditures

Capital expenditures were $14.5 million during the fourth quarter of 2009, compared with $13.4 million in the third quarter of 2009 and $22.4 million in the fourth quarter of 2008. Capital expenditures in the fourth quarter of 2009 increased from the third quarter of 2009 due to typical fluctuations in the timing of capital expenditures in Cbeyond’s markets.

Business Outlook for 2010

Cbeyond provides the following annual guidance for 2010:

•	Revenue growth of 10%-13%;

•	Adjusted EBITDA growth of 15%-20%, and;

•	Capital expenditures growth of 2%-7%.

The revenue guidance reflects the Company’s assessment of the continuing impact of the sluggish economy on the small business sector and assumes decreased ARPU levels in 2010 and stable levels of customer churn. Cbeyond’s adjusted EBITDA guidance reflects continued growth in the profitability of its markets coupled with scale economies in its Corporate support operations. Cbeyond expects to post positive and growing free cash flow in 2010, although the level of capital expenditures is expected to vary by quarter, resulting in variable levels of free cash flow from quarter to quarter, rather than a consistent trend line during the year.

Conference Call

Cbeyond will hold a conference call to discuss this press release Wednesday, March 3, 2010, at 5:00 p.m. EST. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading provider of IT and communications services to more than 50,000 small businesses throughout the United States. Recently named as the sixth fastest growing technology company by Forbes magazine, and added to Standard & Poor’s Small Cap S&P 600 Index, Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry(R), broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond delivers these services over a 100 percent private all IP network. For more information on Cbeyond, visit www.cbeyond.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

“expectations,” “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; final court approval of the settlement of pending litigation matters; the risk of unexpected increases in customer churn levels; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including the resulting inability of certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company’s effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the “Risk Factors” in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines adjusted EBITDA as net income before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, public offering expenses, loss on disposal of property and equipment and other non-operating income or expense. Information relating to total adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Total adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, total adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

Revenue:
Customer revenue	$92,186	$105,941	$342,874	$406,472
Terminating access revenue	1,686	1,778	6,826	7,299

Total revenue	93,872	107,719	349,700	413,771

Operating expenses:
Cost of revenue	30,410	35,725	109,673	138,093
Selling, general and administrative	51,566	57,050	192,354	228,506
Depreciation and amortization	11,041	14,618	41,505	51,351

Total operating expenses	93,017	107,393	343,532	417,950

Operating income (loss)	855	326	6,168	(4,179)

Other income (expense):
Interest income	51	1	846	28
Interest expense	(56)	(1)	(224)	(152)
Other income (expense), net	—	48	—	9

Total other income (expense)	(5)	48	622	(115)

Income (loss) before income taxes	850	374	6,790	(4,294)

Income tax (expense) benefit	(317)	551	(3,094)	2,074

Net income (loss)	$533	$925	$3,696	$(2,220)

Earnings (loss) per common share
Basic	$0.02	$0.03	$0.13	$(0.08)
Diluted	$0.02	$0.03	$0.12	$(0.08)

Weighted average number of common shares outstanding
Basic	28,430	28,967	28,339	28,753
Diluted	29,294	30,079	29,589	28,753

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$36,975	$39,267
Accounts receivable, gross	28,759	30,467
Less: Allowance for doubtful accounts	(2,374)	(2,867)

Accounts receivable, net	26,385	27,600
Other assets	13,470	12,706

Total current assets	76,830	79,573

Property and equipment, gross	299,738	353,616
Less: Accumulated depreciation and amortization	(173,052)	(216,722)

Property and equipment, net	126,686	136,894
Other assets	8,971	12,424

Total assets	$212,487	$228,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,796	$12,121
Other accrued liabilities	48,353	47,651

Total current liabilities	59,149	59,772
Non-current liabilities	9,803	10,514
Stockholders’ equity
Common stock	284	290
Additional paid-in capital	266,053	283,337
Accumulated deficit	(122,802)	(125,022)

Total stockholders’ equity	143,535	158,605

Total liabilities and stockholders’ equity	$212,487	$228,891

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

CBEYOND, INC. AND SUBSIDIARY

Selected Quarterly Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Dec. 31 2008	Mar. 31 2009	Jun. 30 2009	Sept. 30 2009	Dec. 31 2009
Revenues
Established Markets
Atlanta	$20,918	$21,107	$21,260	$21,539	$21,421
Dallas	18,064	18,446	18,668	19,010	18,973
Denver	17,957	18,178	17,841	17,733	17,264
Houston	12,224	12,344	12,598	12,692	12,638
Chicago	9,594	9,653	9,823	9,943	9,740
Los Angeles	6,971	7,920	8,793	9,861	10,583
San Diego	3,539	4,084	4,487	4,805	4,954
Established Markets	89,267	91,732	93,470	95,583	95,573
Emerging Markets
Detroit	1,860	2,054	2,280	2,546	2,766
San Francisco Bay Area	1,530	2,380	2,994	3,544	3,982
Miami	838	1,432	2,008	2,545	3,042
Minneapolis	377	645	909	1,188	1,398
Greater Washington, D.C. Area	—	17	176	539	871
Seattle	—	—	—	10	87
Emerging Markets	4,605	6,528	8,367	10,372	12,146

Total Revenues	$93,872	$98,260	$101,837	$105,955	$107,719

Adjusted EBITDA
Established Markets
Atlanta	$11,347	$11,559	$11,560	$11,531	$12,116
Dallas	9,149	9,281	9,263	9,508	9,862
Denver	9,488	9,614	8,979	9,336	9,038
Houston	5,759	5,847	5,548	5,797	6,162
Chicago	3,793	3,788	3,689	3,706	3,874
Los Angeles	1,286	1,640	1,891	2,517	3,146
San Diego	143	631	740	1,040	1,328
Established Markets	40,965	42,360	41,670	43,435	45,526
Emerging Markets
Detroit	(472)	(376)	(349)	(175)	20
San Francisco Bay Area	(1,322)	(839)	(452)	60	347
Miami	(1,530)	(1,501)	(1,303)	(1,013)	(666)
Minneapolis	(1,124)	(1,008)	(1,177)	(969)	(727)
Greater Washington, D.C. Area	(469)	(1,019)	(1,603)	(1,445)	(1,280)
Seattle	(11)	(10)	(104)	(694)	(821)
Emerging Markets	(4,928)	(4,753)	(4,988)	(4,236)	(3,127)
Corporate
Corporate	(20,529)	(22,623)	(22,879)	(23,909)	(23,350)
Corporate	(20,529)	(22,623)	(22,879)	(23,909)	(23,350)

Total Adjusted EBITDA	$15,508	$14,984	$13,803	$15,290	$19,049

Adjusted EBITDA Margin (Market-Level)
Established Markets
Atlanta	54.2%	54.8%	54.4%	53.5%	56.6%
Dallas	50.6%	50.3%	49.6%	50.0%	52.0%
Denver	52.8%	52.9%	50.3%	52.6%	52.4%
Houston	47.1%	47.4%	44.0%	45.7%	48.8%
Chicago	39.5%	39.2%	37.6%	37.3%	39.8%
Los Angeles	18.4%	20.7%	21.5%	25.5%	29.7%
San Diego	4.0%	15.5%	16.5%	21.6%	26.8%
Established Markets	45.9%	46.2%	44.6%	45.4%	47.6%
Emerging Markets
Detroit	(25.4%)	(18.3%)	(15.3%)	(6.9%)	0.7%
San Francisco Bay Area	(86.4%)	(35.3%)	(15.1%)	1.7%	8.7%
Miami	(182.6%)	(104.8%)	(64.9%)	(39.8%)	(21.9%)
Minneapolis	N/M	(156.3%)	(129.5%)	(81.6%)	(52.0%)
Greater Washington, D.C. Area	N/M	N/M	N/M	N/M	(147.0%)
Seattle	N/M	N/M	N/M	N/M	N/M
Emerging Markets	(107.0%)	(72.8%)	(59.6%)	(40.8%)	(25.7%)

Adjusted EBITDA margin (as % of total revenue)
Corporate	(21.9%)	(23.0%)	(22.5%)	(22.6%)	(21.7%)
Total	16.5%	15.2%	13.6%	14.4%	17.7%

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

CBEYOND, INC. AND SUBSIDIARY

Selected Quarterly Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Dec. 31 2008	Mar. 31 2009	Jun. 30 2009	Sept. 30 2009	Dec. 31 2009
Operating Income (Loss)
Established Markets
Atlanta	$10,291	$10,515	$10,409	$10,375	$10,940
Dallas	8,230	8,392	8,368	8,607	8,818
Denver	8,661	8,840	8,208	8,553	8,225
Houston	4,933	5,084	4,820	5,074	5,396
Chicago	2,976	2,977	2,862	2,898	3,005
Los Angeles	622	935	1,147	1,650	2,186
San Diego	(241)	231	309	580	790
Established Markets	35,472	36,974	36,123	37,737	39,360
Emerging Markets
Detroit	(781)	(717)	(717)	(564)	(431)
San Francisco Bay Area	(1,630)	(1,181)	(835)	(379)	(158)
Miami	(1,751)	(1,750)	(1,582)	(1,264)	(1,089)
Minneapolis	(1,288)	(1,187)	(1,380)	(1,196)	(988)
Greater Washington, D.C. Area	(477)	(1,075)	(2,002)	(1,733)	(1,613)
Seattle	(11)	(30)	(114)	(705)	(971)
Emerging Markets	(5,938)	(5,940)	(6,630)	(5,841)	(5,250)
Corporate
Corporate	(28,679)	(31,643)	(31,341)	(33,944)	(33,784)
Corporate	(28,679)	(31,643)	(31,341)	(33,944)	(33,784)

Total Operating Income (Loss)	$855	$(609)	$(1,848)	$(2,048)	$326

Capital Expenditures
Established Markets
Atlanta	$2,178	$1,024	$1,222	$732	$695
Dallas	643	855	932	440	704
Denver	1,756	904	593	317	263
Houston	715	1,038	547	600	310
Chicago	474	359	422	585	376
Los Angeles	922	1,800	1,037	929	1,320
San Diego	717	575	500	444	325
Established Markets	7,405	6,555	5,253	4,047	3,993
Emerging Markets
Detroit	485	285	287	282	345
San Francisco Bay Area	596	629	548	446	569
Miami	455	607	722	534	462
Minneapolis	261	268	296	360	234
Greater Washington, D.C. Area	1,645	191	250	242	570
Seattle	397	164	1,216	1,306	317
Boston	—	—	—	—	167
Emerging Markets	3,839	2,144	3,319	3,170	2,664
Corporate
Corporate	11,113	8,617	8,314	6,169	7,881
Corporate	11,113	8,617	8,314	6,169	7,881

Total Capital Expenditures	$22,357	$17,316	$16,886	$13,386	$14,538

Other Operating Data
Customers (at period end)	42,463	44,342	46,405	48,580	50,203
Net customer additions	1,894	1,879	2,063	2,175	1,623
Average monthly churn rate (1)	1.4%	1.5%	1.5%	1.4%	1.5%
Average monthly revenue per customer location (2)	$754	$755	$748	$744	$727

(1)	Calculated for each period as the average of monthly churn, which is defined for a given month as the number of customer locations disconnected in that month divided by the number of customer locations on our network at the beginning of that month.
(2)	Calculated as the revenue for a period divided by the average of the number of customer locations at the beginning of the period and the number of customer locations at the end of the period, divided by the number of months in the period.

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CBEY Reports Fourth Quarter 2009 Results

March 3, 2010

CBEYOND, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(In thousands)

(Unaudited)

	Dec. 31 2008	Mar. 31 2009	Jun. 30 2009	Sept. 30 2009	Dec. 31 2009
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments	$15,508	$14,984	$13,803	$15,290	$19,049
Depreciation and amortization	(11,041)	(11,529)	(12,028)	(13,176)	(14,618)
Non-cash share-based compensation	(3,612)	(4,064)	(3,623)	(4,162)	(4,105)
Interest income	51	18	7	2	1
Interest expense	(56)	(89)	(21)	(41)	(1)
Other income (expense), net	—	(2)	30	(67)	48
Income tax (expense) benefit	(317)	741	(374)	1,156	551

Net income (loss)	$533	$59	$(2,206)	$(998)	$925

		Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
		2008	2009	2008	2009
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments		$15,508	$19,049	$60,560	$63,126
Depreciation and amortization		(11,041)	(14,618)	(41,505)	(51,351)
Non-cash share-based compensation		(3,612)	(4,105)	(12,887)	(15,954)
Interest income		51	1	846	28
Interest expense		(56)	(1)	(224)	(152)
Other income (expense), net		—	48	—	9
Income tax (expense) benefit		(317)	551	(3,094)	2,074

Net income (loss)		$533	$925	$3,696	$(2,220)

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